Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Colony Bankcorp, Inc. Announces New Banking Facility in Dougherty/Lee County, Georgia

FITZGERALD, GA., March 15, 2004 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced that it’s wholly-owned subsidiary, Colony Bank Ashburn, located in Ashburn, Georgia opened a new 4,500 square foot banking facility in Albany, Dougherty County, Georgia today. The new office located at 716 Philema Road, Albany, Georgia will serve the Dougherty/Lee County market and will operate under the trade name Colony Bank. This will be the bank’s third office in the Dougherty/Lee County market as the bank has offices at 137 Robert E. Lee Drive, Leesburg, Georgia that opened in 1998 and at 2690 Ledo Road, Albany, Georgia that opened in 2001.

James Ray Nipper, President and CEO of Colony Bank Ashburn, stated that the new office would be under the direction of Jimmy Cooper. Colony Bank Ashburn, the largest Colony Bankcorp, Inc. subsidiary bank with assets of approximately $280 million, operates offices in Turner, Lee, Dougherty and Crisp Counties.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-four offices located in the Central, South and Coastal Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $881 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.